FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226850-04

From:  Bc Struct Prod Synd Barclay (BARCLAYS CAPITAL INC) At: 11/05/19 15:55:34

Subject:  *** BBCMS 2019-C5 -- *** PRICING DETAILS (PUBLIC OFFERING)

BBCMS 2019-C5 -- NEW ISSUE CMBS

$849.764 NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT BOOKRUNNERS
& CO-LEAD MANAGERS:	BARCLAYS CAPITAL INC.
KEYBANC CAPITAL MARKETS INC.
NATIXIS SECURITIES AMERICAS LLC
SG AMERICAS SECURITIES, LLC

CO-MANAGERS:	BANCROFT CAPITAL, LLC
ACADEMY SECURITIES, INC.

RATING AGENCIES:	S&P, FITCH & KBRA

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATINGS (S/F/K)	AVAILABLE SIZE ($MM)	C/E	WAL	CPN	YIELD	PX	SPRD
A-1	AAA/AAA/AAA	21.460	30.000%	2.60	2.0940	2.07057	99.9999	S+42
A-2	AAA/AAA/AAA	86.300	30.000%	4.74	3.0430	2.35931	102.9961	S+72
A-3**	AAA/AAA/AAA	187.000	30.000%	9.53	2.8050	2.68889	100.9920	S+93
A-4**	AAA/AAA/AAA	349.400	30.000%	9.85	3.0630	2.71765	102.9972	S+95
A-SB	AAA/AAA/AAA	30.830	30.000%	6.98	2.9900	2.51532	102.9986	S+83
A-S	AA+/AAA/AAA	94.017	20.250%	9.89	3.3660	3.01853	102.9992	S+125
B	AA-/AA-/AA	40.981	16.000%	9.94	3.5170	3.16992	102.9982	S+140
C	NR/A-/A	39.776	11.875%	9.97	3.7100	3.72078	99.9993	S+195

--TRANSACTION SUMMARY--
POOL BALANCE:	$1,001,321,188
NUMBER OF LOANS:	55
NUMBER OF PROPERTIES:	115
WA CUT-OFF LTV:	57.1%
WA MATURITY LTV:	52.8%
WA U/W NCF DSCR:	2.39x
WA U/W NOI DY:	10.8%
WA MORTGAGE RATE:	3.86875%
TOP 10 LOANS %:	40.6%
WA REM TERM MATURITY:	113 MONTHS

LOAN SELLERS:	KEYBANK (28.7%), BARCLAYS (25.8%), NATIXIS (20.0%), SGFC (11.2%), RMF (8.9%), BSPRT (5.4%)

TOP 5 PROPERTY TYPES:	RETAIL (21.7%), OFFICE (21.6%), MULTIFAMILY (18.7%), SELF STORAGE (11.8%), HOTEL (11.3%)

TOP 5 STATES:	CA (13.8%), NY (8.9%), PA (8.3%), NJ (7.4%), OH (7.0%)

MASTER SERVICER:	KEYBANK NATIONAL ASSOCIATION
SPECIAL SERVICER:	KEYBANK NATIONAL ASSOCIATION
OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
DIRECTING HOLDER:	LD II SUB VII, LLC (AN AFFILIATE OF PRIME FINANCE ADVISORY, L.P.)
RISK RETENTION:	L-SHAPED
TRUSTEE:	WELLS FARGO BANK, NATIONAL ASSOCIATION
CERT. ADMIN.:	WELLS FARGO BANK, NATIONAL ASSOCIATION

--ANTICIPATED TIMING--
EXPECTED SETTLEMENT:	11/26

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.